Exhibit 10.2

November 16, 2006

Semco Energy, Inc.
1411 Third Street, Suite A
Port Huron, MI 48060

Gentlemen:

This Negative Pledge Agreement (the “Agreement”) is made by SEMCO ENERGY, INC., a Michigan corporation (herein “Borrower”), located at 1411 Third Street, Suite A, Port Huron, MI 48060, in favor of U.S. BANK NATIONAL ASSOCIATION (herein “Bank”), located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, pertaining to certain loans and other credit which Bank has made or may from time to time hereafter make available to Borrower, which are evidenced by that certain Revolving Note dated as of November 16, 2006, made in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) by Borrower, payable to Bank, as may be amended, restated supplemented or replaced from time to time (the “Note”).

In consideration of all present and future loans and credit from time to time made available by Bank to or in favor of Borrower under the Note and all obligations and liabilities of Borrower under this Agreement (herein collectively called the “Liabilities”), Borrower covenants and agrees as follows:

1.    So long as Bank shall have any obligation (if at all) to make any advance under the Note and thereafter, until the Liabilities have been paid in full, the Borrower covenants and agrees that it will not create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its assets other than Permitted Liens. “Permitted Liens” shall mean:

a.	Liens, mortgages, security interests and other encumbrances to or in favor of Bank;

b.
Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by the Bank, bonded in an amount and manner satisfactory to the Bank;

c.	Liens, not delinquent, created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations;

d.
Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

e.
Minor encumbrances or imperfections of title consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or future public restrictions on the use of real property, none of which (individually or in the aggregate) materially impairs, or would materially impair, the present or future use of such property in the operation of the business for which it is used, or would be violated in any material respect by any existing or proposed structure or land use or would have a material adverse effect on the sale or lease of such property, or render title thereto unmarketable;

f.
The “Permitted Liens” as defined in that certain Second Amendment and Restated Credit Agreement, dated September 15, 2005, among the (i) Borrower, (ii) Various Financial Institutions Party as Lenders, (iii) LaSalle Bank Midwest National Association, a national banking association, as administrative agent and arranger, (iv) National City Bank (fka National City Bank of the Midwest), a national banking association, as syndication agent, and (v) U.S. Bank, N.A., as documentation agent, as the same may be amended, restated, supplemented or replaced from time to time; and

g.	The “Permitted Liens” as defined in that certain Indenture dated as of May 21, 2003, among Borrower and Fifth Third Bank, as trustee, relating to Borrower’s 7-1/8 % Senior Notes due 2008.

2. Any failure by Borrower to fully observe, perform or otherwise comply with any of the covenants or agreements of Borrower set forth in this Agreement and continuance thereof more than thirty (30) days shall constitute an event of default under the Liabilities, and Bank shall be entitled to exercise any and all rights and remedies available to or otherwise conferred upon Bank as a result thereof, whether by agreement, by law or otherwise.

3. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or the Note, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or under the Note, shall constitute a waiver of any of the terms of this Agreement or the Note or of any such right or remedy.

4. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin.

5.    Borrower agrees to reimburse Bank, upon demand, for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, whether in-house or outside counsel (but excluding fees of in-house counsel for matters for which the Bank has engaged outside counsel)) incurred by Bank in connection with any default or events of default under or in respect of any of the Liabilities or in collecting or in attempting to collect any of the Liabilities, in perfecting, maintaining or defending any of the Bank’s liens or security interests (or the priority thereof), if any, in any collateral securing any part of any of the Liabilities, or otherwise in enforcing any of Bank's rights or remedies under this Agreement, the Note or otherwise in respect of any of the Liabilities.

6.    This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

7.    BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTE OR THE LIABILITIES.

If the foregoing is acceptable to Borrower, please indicate such with the signature of Borrower as provided below.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew J. Schulz

Its:	Vice President

ACCEPTED, ACKNOWLEDGED AND AGREED:

SEMCO ENERGY, INC.

By:	/s/ Michael V. Palmeri

Its:	SVP and CFO

Dated:	Nov. 16, 2006